Exhibit 10.4

                       KINDERCARE LEARNING CENTERS, INC.
                          650 NE Holladay, Suite 1400
                              Portland, OR 97232
                              New York, NY 10154



As of November 5, 2004


Edward L. Brewington
c/o KinderCare Learning Centers, Inc.
650 NE Holladay, Suite 1400
Portland, OR 97232
New York, NY  10154

Dear Mr. Brewington:

         As you are aware, KinderCare Learning Centers, Inc. (the "Company") is considering entering into an Agreement and Plan of Merger (the "Merger Agreement") with KU Education LLC, KUE Merger Sub Inc. and the Company's primary shareholders for the sale of the entire Company. This Agreement, which will only become effective upon the closing of the transactions contemplated by the Merger Agreement, sets forth certain restrictions applicable to you in the event of the termination of your employment with the Company.

         For a period of six months from and after the termination of your employment with the Company, you hereby agree not to solicit or take any steps specifically intended to induce any person who is then an employee of any of the Company or its subsidiaries in a management, supervisory or senior operational position, which shall include area managers and center directors and their supervisors position (which includes, without limitation, area managers and center directors), to leave his or her employment to become an employee of yours, your employer's or of any person who has engaged you to represent them; provided, however, that nothing herein shall apply to any employee (i) who ceases to be employed by the relevant employer entity prior to any such solicitation or steps, (ii) who contacts you or such employer or person represented by you on his or her own initiative without any solicitation from you, (iii) who approaches you or such employer or person represented by you in response to any broad-based solicitation of employment in publications or through advertisements or (iv) who is presented to you or such employer or person represented by you by a placement agency or other similar business, so long as such agency has not been directed by you or such employer or person represented by you to solicit or approach such employee. If the final judgment of a court of competent jurisdiction declares that any term or provision of this letter agreement is invalid or unenforceable, you and the Company agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this letter agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         This letter agreement shall not be assignable by you or the Company (including by operation of law) without the prior written consent of the



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other, and any attempted assignment in violation of this provision shall be void. This letter agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware. This letter agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes any prior written or oral agreement between the Company and you with respect to the subject matter hereof; neither you nor the Company shall be deemed to have made any agreement or covenant, express or implied, to the other, except for the agreements and covenants that are expressly set forth in this letter agreement; and any such prior written or oral agreement between the Company and you is hereby terminated and shall be of no force or effect.

         This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.






















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         If this letter agreement reflects our mutual agreement as to the matters set forth herein, please indicate by signing below.







Accepted and agreed on behalf of
KinderCare Learning Centers, Inc. as of November 5, 2004:


/s/ David J. Johnson
- ---------------------------------------------------------
David J. Johnson, Chief Executive Officer and Chairman of
the Board of Directors











Accepted and agreed to as of November 5, 2004:


/s/ Edward L. Brewington
- ---------------------------------
Name: Edward L. Brewington




















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